FIFTH AMENDMENT TO AMENDED AND RESTATED
SECTION 382 RIGHTS AGREEMENT

This FIFTH Amendment, dated as of March 10, 2022 (this “Amendment”), to that certain Amended and Restated Section 382 Rights Agreement, dated as of March 18, 2010, as amended by that certain First Amendment to Amended and Restated Section 382 Rights Agreement, dated as of March 14, 2013, that certain Second Amendment to Amended and Restated Section 382 Rights Agreement, dated as of March 10, 2016, that certain Third Amendment to Amended and Restated Section 382 Rights Agreement, dated as of March 7, 2019, and that certain Fourth Amendment to Amended and Restated Section 382 Rights Agreement, dated as of May 11, 2020 (collectively, the “Section 382 Rights Agreement”), is made by and between PulteGroup, Inc., a Michigan corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”). Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Section 382 Rights Agreement.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its shareholders to revise Section 7(a) of the Section 382 Rights Agreement to extend the expiration date of the Section 382 Rights Agreement, subject to the approval of the shareholders of the Company;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its shareholders to put the Section 382 Rights Agreement, as amended by this Amendment, to a binding vote at the Company’s 2022 annual meeting of shareholders; and

WHEREAS, pursuant to its authority under Section 27 of the Section 382 Rights Agreement, the Board has authorized and approved this Amendment to the Section 382 Rights Agreement as of the date hereof, and an appropriate officer of the Company has delivered a certificate to the Rights Agent in accordance with Section 27 of the Section 382 Rights Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth in this Amendment, the parties hereto hereby agree as follows:

1. The Company hereby directs and instructs the Rights Agent, in its capacity as the Rights Agent under and in accordance with the terms of Section 27 of the Section 382 Rights Agreement, to execute this Amendment.

2. Paragraph (a), clause (i) of Section 7 of the Section 382 Rights Agreement is hereby amended to read in its entirety as follows:
“(i) the Close of Business on June 1, 2025 (the “Final Expiration Date”),”

3. Paragraph (a), clause (vi) of Section 7 of the Section 382 Rights Agreement is hereby amended to read in its entirety as follows:

“(vi) June 1, 2022 if Shareholder Approval has not been obtained by such date (the earliest of (i), (ii), (iii), (iv), (v) and (vi) being herein referred to as the “Expiration Date”).”

4. This Amendment shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5. This Amendment shall be deemed effective as of March 10, 2022. Except as otherwise amended hereby, the Section 382 Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

6. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Amended and Restated Section 382 Rights Agreement to be duly executed and attested, all as of the day and year first above written.

Attest: By: /s/ Ellen Padesky Maturen Name: Ellen Padesky Maturen Title: Vice President and Deputy General Counsel	PULTEGROUP, INC. By: /s/ Todd N. Sheldon Name: Todd N. Sheldon Title: Executive Vice President, General Counsel and Corporate Secretary

Attest: By: /s/ Douglas Ives Name: Douglas Ives Title: AVP, Relationship Manager	COMPUTERSHARE TRUST COMPANY, N.A. By: /s/ Katherine Anderson Name: Katherine Anderson Title: Vice President, Relationship Management

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